UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

Current Report

Pursuant to Section 13 or 15(d) of
the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): April 13, 2020 (April 7, 2020; April 9, 2020)

GOLDEN MINERALS COMPANY

(Exact name of registrant as specified in its charter)

DELAWARE	1-13627	26-4413382
(State or other jurisdiction of incorporation or organization)	(Commission File Number)	(I.R.S. Employer Identification Number)

350 Indiana Street, Suite 650

Golden, Colorado 80401

(Address of principal executive offices) (Zip Code)

Registrant’s telephone number, including area code: (303) 839-5060

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock, $0.01 par value	AUMN	NYSE American

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (17 CFR §230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (17 CFR §240.12b-2 of this chapter). Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 1.01	Entry into a Material Definitive Agreement.

Amendment to Repayment of Autlán Deposit

As previously disclosed, on June 26, 2019, Golden Minerals Company (the “Company”) and its indirectly wholly-owned subsidiary, Minera de Cordilleras S. de R.L. de C.V., entered into an agreement (the “Agreement”) to sell certain assets to Compañía Minera Autlán S.A.B. de C.V. (“Autlán”) for US$22.0 million.  On September 9, 2019, the Agreement was terminated in accordance with its terms.

Upon execution of the Agreement, Autlán paid a deposit of US$1.5 million to the Company, which the Company was obligated to repay together with interest accruing at 3% per annum from the date of termination (the “Repayment Amount”), on or before December 8, 2019 (the “Due Date”). The Company did not pay the Repayment Amount prior to the Due Date, so the Company is obligated to pay the Repayment Amount, together with interest accruing at 11% per annum commencing on the Due Date. The Company made its first payment on December 9, 2019 and as of February 26, 2020, has repaid approximately $0.8 million of the deposit.

On April 7, 2020, the Company and Autlán agreed to reduce the “Monthly Payments” (as defined in the Agreement) to US$81,000 and the interest rate applicable to the unpaid Repayment Amount will be increased from 11% per annum to 12% per annum, effective on April 9, 2020.

Earn-In Agreement

On April 9, 2020, the Company and several of its directly and indirectly wholly-owned subsidiaries entered into an Earn-In Agreement (the “Earn-In Agreement”) with Barrick Gold Corporation (“Barrick”), pursuant to which Barrick has acquired an option (the “Option”) to earn a 70% interest in the Company’s El Quevar project located in the Salta Province of Argentina.

Pursuant to the terms of the Earn-In Agreement, in order to earn an undivided 70% interest in the El Quevar project, Barrick must: (A) incur a total of $10 million in work expenditures over a total of eight years ($0.5 million per year in years one and two, $1 million per year in years three, four and five, and $2 million per year in years six, seven and eight); (B) deliver to the Company a National Instrument 43-101 compliant pre-feasibility study pursuant to the parameters set forth in the Earn-In Agreement; and (C) deliver a written notice to exercise the Option to the Company within the term of the Earn-In Agreement. Barrick may withdraw from the Earn-In Agreement at any time after spending a minimum of $1 million in work expenditures and upon providing 30 days’ notice to the Company.

The Company will form a new entity (“NewCo”) that will hold the El Quevar properties. Upon satisfaction of the earn-in conditions and exercise of the Option, NewCo will be 70% owned by Barrick and 30% owned by the Company. Funding of NewCo will be based on Barrick’s and the Company’s respective ownership and industry standard dilution mechanisms will apply in the case of funding shortfalls by either shareholder.

The foregoing description of the Earn-In Agreement does not purport to be complete and is qualified in its entirety by reference to the text of the Earn-In Agreement, which the Company plans to file as an exhibit to its Quarterly Report on Form 10-Q for the quarter ended March 31, 2020.

Subscription Agreement

In connection with the Earn-In Agreement, the Company and Barrick also entered into a Subscription Agreement (the “Subscription Agreement”) dated as of April 9, 2020 pursuant to which Barrick agreed to purchase 4,719,207 shares of the Company’s common stock (the “Shares”) at a purchase price of $0.2119 per share in a private placement transaction. The Shares are being offered and sold without registration under the Securities Act of 1933, as amended (the “Act”) in reliance on the exemptions provided by Section 4(a)(2) of the Act and/or Regulation D promulgated thereunder.  The Shares will be issued upon receipt of listing approval from the NYSE American and TSX.

The foregoing description of the Subscription Agreement does not purport to be complete and is qualified in its entirety by reference to the text of the Subscription Agreement, which the Company plans to file as an exhibit to its Quarterly Report on Form 10-Q for the quarter ended March 31, 2020.

Item 2.03	Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

The information set forth pursuant to Item 1.01 under the heading “Amendment to Repayment of Autlán Deposit” is hereby incorporated by reference in this Item 2.03.

Item 3.02	Unregistered Sales of Equity Securities.

The information contained in Item 1.01 under the heading “Subscription Agreement” is hereby incorporated herein by reference in this Item 3.02.

Item 8.01	Other Events

In compliance with the recent directive of the Mexican Federal Government to suspend all non-essential activities, including mining, until April 30, 2020 in response to the COVID-19 pandemic, the Company has begun an orderly and safe suspension of mining activities at its Velardeña Properties (Durango State, Mexico). Work is being conducted jointly with Hecla Mining Company to shut down the oxide mill that Hecla presently leases from the Company. Hecla will, per the terms of the existing lease agreement, continue to pay the fixed monthly fee of $125,000 to Golden for up to 90 days during a temporary shutdown, as well as pay for the shutdown-related costs. During the period of suspension, Golden will not receive the variable component of revenue that is tied to tonnes of ore milled per month.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: April 13, 2020

Golden Minerals Company

By:	/s/ Robert P. Vogels
	Name:	Robert P. Vogels
	Title:	Senior Vice President, Chief Financial Officer and Corporate Secretary